                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:


     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))



     [X] Definitive proxy statement



     [ ] Definitive additional materials


     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               Lakes Gaming, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

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

                              [LAKES GAMING LOGO]

                               130 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 5, 2002

TO THE SHAREHOLDERS OF LAKES GAMING, INC.:

     Please take notice that the Annual Meeting of Shareholders of Lakes Gaming, Inc. will be held, pursuant to due call by the Board of Directors of the Company, at the Doubletree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota 55416 at 3:00 p.m. on Wednesday, June 5, 2002, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect five directors;

     2. To amend the articles of incorporation to change the corporate name of the Company from "Lakes Gaming, Inc." to "Lakes Entertainment, Inc."

     3. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on April 15, 2002, will be entitled to vote at the meeting or any adjournments thereof.

     A PROXY FOR THIS MEETING IS ENCLOSED HEREWITH. WE REQUEST THAT YOU FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.
                                          By Order of the Board of Directors

                                          LAKES GAMING, INC.

                                          /s/ Timothy J. Cope
                                          Timothy J. Cope,
                                          Executive Vice President, Chief
                                          Financial Officer
                                          and Secretary
May 3, 2002

                               LAKES GAMING, INC.
                               130 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305

                                PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  JUNE 5, 2002

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lakes Gaming, Inc. ("Lakes" or the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held June 5, 2002. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was May 3, 2002. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on April 15, 2002 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof. All shares which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions indicated on such proxies.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding one class of voting securities, common stock, $0.01 par value, of which 10,637,953 shares were issued and outstanding as of the close of business on the Record Date. Each share of common stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the Company's shares of common stock by
(i) all persons known by the Company to be the owner (or deemed to be the owner pursuant to the rules and regulations of the SEC), of record or beneficially, of more than 5% of the outstanding common stock of the Company, (ii) each of the directors and nominees for election to the Board of Directors of the Company,
(iii) each Named Executive Officer named in the Summary Compensation Table, and
(iv) all directors and executive officers as a group, in each case based upon beneficial ownership reporting of Lakes Common Stock as of such date.

     Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                               SHARES OF LAKES
                                                                 COMMON STOCK       PERCENTAGE OF COMMON
NAME                                                          BENEFICIALLY OWNED     STOCK OUTSTANDING
----                                                          ------------------    --------------------
Lyle Berman(1)............................................        2,144,961                19.17
Timothy J. Cope(2)........................................          154,500                 1.43
Joseph Galvin(3)..........................................          135,025                 1.25
Morris Goldfarb(4)........................................           34,830                    *
Ronald J. Kramer(5).......................................           15,500                    *
Neil I. Sell(6)...........................................          920,449                 8.63
All Lakes Gaming Directors and Executive Officers as a
  Group
  (6 people including the foregoing)(7)...................        3,405,265                 29.5
FMR Corp. ................................................        1,059,600(8)              9.96
  82 Devonshire Street
  Boston, MA 02109
Waveland International, Ltd...............................          569,900(9)              5.36
  227 W. Monroe, Suite 4800
  Chicago Illinois, IL 60606

---------------
 *  Less than one percent.

(1) Includes 20,625 shares beneficially owned by Mr. Berman's spouse. Also includes 11,403 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman and 161,500 shares owned by Mr. Berman through a Berman Consulting Corporation profit sharing plan. Also includes options to purchase 550,000 shares.

(2) Includes options to purchase 154,500 shares.

(3) Includes options to purchase 135,025 shares.

(4) Includes options to purchase 28,125 shares.

(5) Includes 500 shares beneficially owned by a partnership in which the general partner is a corporation wholly owned by Mr. Kramer. Also includes options to purchase 15,000 shares.

(6) Includes an aggregate of 893,000 shares held by four irrevocable trusts for the benefit of Lyle Berman's children with respect to which Mr. Sell has shared voting and dispositive powers as a co-trustee. Mr. Sell has disclaimed beneficial ownership of such shares. Also includes options to purchase 23,250 shares.

(7) Includes shares held by corporations controlled by such officers and directors, shares held by the spouses of such officers and directors and shares held by trusts of which such officers and directors are trustees. Also includes options to purchase 905,900 shares.

(8) Based solely upon the most recent Schedule 13G on file with the Securities and Exchange Commission. FMR Corp. has sole voting power with respect to 8,000 shares and sole dispositive power with respect to all 1,059,600 shares.

(9) Based solely upon the most recent Schedule 13G on file with the Securities and Exchange Commission. Includes 14,000 shares owned by an account for which Waveland Capital Management, L.P. (and Clincher Capital Corporation as general partner of Waveland Capital Management, L.P.) serves as investment adviser. The reporting person has sole voting and dispositive power with respect to 555,900 shares. Waveland Capital Management, L.P. (and Clincher Capital Corporation) has sole voting and dispositive power with respect to 14,000 shares.

     The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

                       PROPOSAL FOR ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board of Directors has nominated the following individuals to stand for election to serve as directors of the Company, each to hold office until the next Annual Meeting of Shareholders or until his successor is elected and qualified. All of the persons listed below are now serving as directors of the Company and each has consented to serve as a director, if elected.

NAME AND AGE OF
DIRECTOR AND/OR              PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE              DIRECTOR
    NOMINEE          FOR PAST FIVE YEARS AND DIRECTORSHIPS OF PUBLIC COMPANIES       SINCE
---------------      ---------------------------------------------------------      --------
Lyle Berman         Chairman of the Board and Chief Executive Officer of Lakes
  Age 60            since June 1998, President of Lakes since November 1999, and      1998
                    Chairman of the Board of Directors of Grand Casinos, Inc.
                    ("Grand") from October 1991 through December of 1998. Mr.
                    Berman is also a director of G-III Apparel Group Ltd.
                    ("G-III"), New Horizon Kids Quest, Inc. ("Kids Quest") and
                    Wilsons The Leather Experts Inc. ("Wilsons"). Mr. Berman
                    served as Chief Executive Officer of Rainforest Cafe, Inc.
                    ("Rainforest") from February 1994 until December 2000.
Timothy J. Cope     Chief Financial Officer, Executive Vice President, Secretary
  Age 50            and a director of Lakes since June 1998. Mr. Cope served as       1998
                    Chief Financial Officer of Grand from January 20, 1994
                    through December of 1998, and served as Executive Vice
                    President of Grand from April of 1997 through December of
                    1998. Mr. Cope also served as a director of Grand from
                    February 1998 through December 1998.
Morris Goldfarb     Director of Lakes since June 1998. Mr. Goldfarb is a
  Age 51            director, the President and Chief Executive Officer of            1998
                    G-III. Mr. Goldfarb has served as either the President or
                    Vice President of G-III and its predecessors since their
                    formation in 1974. Mr. Goldfarb is a director of Wilsons.
Ronald J. Kramer    Director of Lakes since June 1998. Mr. Kramer is President
  Age 43            of Wynn Resorts and has been employed in that capacity since      1998
                    April 2002. Mr. Kramer previously served as a Managing
                    Director at the investment banking firm of Dresdner
                    Kleinwort Wasserstein beginning in July 1999. From February
                    1986 to July 1999, Mr. Kramer was the Chairman of the Board
                    and Chief Executive Officer of Ladenburg Thalmann Group
                    Inc., an investment banking firm that provided investment
                    banking services to Grand. Mr. Kramer is also a Director of
                    Griffon Corporation, New Valley Corporation and TMP
                    Worldwide Inc.
Neil I. Sell        Director of Lakes since June 1998. Since 1968, Mr. Sell has
  Age 60            been engaged in the practice of law in Minneapolis,               1998
                    Minnesota with the firm of Maslon Edelman Borman & Brand,
                    LLP, which has rendered legal services to Grand and Lakes.

PROXIES AND VOTING -- PROPOSAL 1

     Assuming that a quorum is present for the election of directors (which requires the presence in person or by proxy of at least a majority of the outstanding shares entitled to vote on such matter), the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present and entitled to vote on the election of directors is required for election to the Board of each of the five nominees named above. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation awarded to or earned by each of the Chief Executive Officer of the Company and the two other most highly compensated executive officers who served as executive officers of the Company whose salary and bonus during the fiscal year ended December 30, 2001 exceeded $100,000 (the "Named Executive Officers").

                             EXECUTIVE COMPENSATION

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                          ANNUAL COMPENSATION              ------------
                               -----------------------------------------    SECURITIES
NAME AND                                                  OTHER ANNUAL      UNDERLYING        ALL OTHER
PRINCIPAL POSITION      YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)(2)
------------------      ----   ------------   --------   ---------------   ------------   ------------------
Lyle Berman...........  2001      400,000     200,000          --                 --             9,507
  Chairman, Chief       2000      375,000      50,000          --                 --             5,630
  Executive Officer &   1999      100,000      72,800          --            500,000             3,859
  President
Timothy J. Cope.......  2001      250,000     125,000          --                 --             7,469
  Chief Financial       2000      241,667      75,000          --                 --             7,469
  Officer, Executive    1999      150,000      23,520          --            200,000             4,432
  Vice President and
  Secretary
Joseph Galvin.........  2001      225,000     112,500          --                 --             8,575
  Chief Operating       2000      218,750      75,000          --                 --             8,575
  Officer               1999      150,000      24,080          --            200,000             3,043

---------------

(1) Includes cash compensation deferred at the election of the executive officer under the terms of the Company's 401(k) Savings Incentive Plan.

(2) Amounts shown in this column represent matching contributions by the Company under the Company's 401(k) Savings Incentive Plan and payment by the Company of term life insurance premiums.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table summarizes information with respect to options held by the executive officers named in the Summary Compensation Table, and the value of the options held by such persons at the end of fiscal 2001.

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                       OPTIONS AT FY-END(#)             AT FY-END(1)($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Lyle Berman............      --            N/A         450,000        300,000          --             --
Timothy J. Cope........      --            N/A         114,500        120,000          --             --
Joseph Galvin..........      --            N/A         115,025        120,000          --             --

---------------

(1) The closing sale price of the Company's common stock on December 28, 2001, the last trading day prior to the end of the Company's fiscal year, was $6.50.

EMPLOYMENT AGREEMENTS

     Effective February 21, 2002, Lakes entered into an executive employment agreement for an indefinite term with each of Timothy J. Cope, Lakes' Chief Financial Officer, Executive Vice President and Secretary, and Joseph Galvin, Lakes' Chief Operating Officer, each subject to early termination by either Lakes or the executive for any reason or no reason, with or without cause. The employment agreements provide for annual base salaries of $250,000 and $225,000 to Messrs. Cope and Galvin, respectively, or such higher amount as determined by Lakes. In addition, Lakes pays each executive an additional $600 per month to cover travel and other expenses and provide the executives with customary benefits. The employment agreements provide that if Lakes terminates either executive without "cause" or if either executive resigns for "good reason", such executive will continue to receive his base salary and the two-year average of his average of his bonus/ incentive compensation for a period of twelve months. If such termination occurs within two years following a "change of control" of Lakes, as defined in the employment agreements, the executive will instead be entitled to a lump-sum severance payment equal to two times his "annual compensation", which is defined as his annual base salary and bonus/incentive compensation plus insurance costs, 401k matching contributions and certain other benefits. In either case, all options to purchase shares of Lakes common stock held by the executive at the time of his termination will immediately vest in their entirety and remain exercisable for a period of two years thereafter. The employment agreements provide that neither executive will compete with Lakes for two years after the termination of his employment with Lakes.

     No other Lakes Gaming executive officer has an employment agreement with Lakes Gaming.

DIRECTOR COMPENSATION

     Commencing April 2001, each director of Lakes Gaming who is not otherwise employed by Lakes Gaming receives an annual fee of $12,500. Prior to April 2001, each such director received an annual fee of $7,500. Lakes Gaming also pays each director not otherwise employed by it a fee of $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting of the Board of Directors attended.

     In addition, the Lakes Gaming 1998 Director Stock Option Plan (the "Lakes Director Plan") provides that each director who was not an employee of Lakes Gaming or one of its subsidiaries (a "Non-Employee Director") and who was in office at the time of the distribution of all of the outstanding Lakes Gaming stock to the shareholders of Grand, and each subsequent Non-Employee Director at the time of his or her initial election to the Lakes Board receives a non-qualified stock option to purchase up to 12,500 shares of Lakes Common Stock at an option exercise price equal to 100% of the fair market value of the shares on such grant date. Each option under the 1998 Lakes Director Plan will have a ten-year term and will generally become exercisable in five equal installments commencing on the first anniversary of the grant date.

     In addition to the initial option grants, non-employee directors may be granted, at the discretion of the Board, additional options to purchase common stock of the Company. Such options shall contain such terms and provisions as the Board determines at the time of the grant. On July 17, 2001, Lakes granted to each of Messrs. Morris Goldfarb, Ronald J. Kramer and Neil I. Sell, the Non-Employee Directors of Lakes, an option to purchase up to 30,000 shares of Lakes Common Stock at an exercise price equal to $7.75. Each such option vests in six thousand share installments over five years beginning on the first anniversary of the date of grant.

EXECUTIVE OFFICERS OF LAKES GAMING

     Set forth below is certain required information with respect to the executive officers of Lakes.

       NAME          AGE                  POSITION(S) WITH LAKES GAMING
       ----          ---                  -----------------------------
Lyle Berman........  60    See "Proposal for Election of Directors" -- above.
Timothy J. Cope....  50    See "Proposal for Election of Directors" -- above.
Joseph Galvin......  63    Chief Operating Officer of Lakes since January 1999 and
                           Chief Administrative Officer of Grand from November 1996
                           through December 1998, and prior thereto, Vice President of
                           Security of Grand.

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that Lakes include in this Proxy Statement a line-graph presentation comparing cumulative shareholders' returns (based on appreciation of the market price of the Company's common stock) on an indexed basis since the time Lakes' stock became registered under
Section 12 of the Exchange Act with (i) the cumulative total return of a broad equity market index, assuming reinvestment of dividends, that includes companies whose equity securities are traded on the NASDAQ National Market or are of comparable market capitalizations and (ii) the cumulative total return, assuming reinvestment of dividends, of issuers with similar market capitalizations. The following presentation compares Lakes' common stock price during the period from January 4, 1999, to December 31, 2001, to the NASDAQ Stock Market and the Russell 2000 Index.

     Lakes has elected to use the Russell 2000 Index in compiling its stock performance graph because it believes the Russell 2000 Index provides a better comparison of shareholder returns for companies with market capitalizations similar to that of Lakes, Lakes does not feel that it can reasonably identify a peer group and there is no published industry or line-of-business index that provides a meaningful comparison of shareholder returns.

     The presentation assumes that the value of an investment in each of Lakes' common stock, the NASDAQ Stock Market and the Russell 2000 index was $100 on January 4, 1999, and that dividends paid were reinvested in the same security.

                 COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*
         AMONG LAKES GAMING, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX

                              [PERFORMANCE GRAPH]

                                                  Cumulative Total Return
                       1/4/99    3/99     6/99     9/99    12/99     3/00     6/00     9/00    12/00
 Lakes Gaming, Inc.    100.00    97.76   130.60   114.93    94.78    94.78   105.97   102.99   111.94
 Nasdaq Stock Market
  (U.S.)               100.00   111.45   121.91   124.94   184.67   207.32   180.27   165.88   111.08
  Russell 2000         100.00    94.72   109.45   102.53   121.44   130.05   125.13   126.51   117.77

                           Cumulative Total Return
                        3/01     6/01    9/01    12/01
 Lakes Gaming, Inc.    111.20    88.36   66.27    74.03
 Nasdaq Stock Market
  (U.S.)                82.91    97.72   67.80    88.14
  Russell 2000         110.11   125.85   99.68   120.70

* $100 Invested on 1/4/99 in stock or index -- including reinvestment of dividends.
  Fiscal year ending December 30, 2001 or December 31, 2001, as applicable.

                 PROPOSAL TO CHANGE THE NAME OF THE COMPANY TO
                           LAKES ENTERTAINMENT, INC.
                                  (PROPOSAL 2)

     At the Annual Meeting of Shareholders, shareholders will be asked to approve an amendment to Lakes' articles of incorporation to change the name of the Company from "Lakes Gaming, Inc." to "Lakes Entertainment, Inc." The Board of Directors has approved, subject to shareholders approval, an amendment to Lakes' articles of incorporation that changes the Company's corporate name to "Lakes Entertainment, Inc." Lakes has broadened its business focus and strategic plans to include other entertainment-related business endeavors, including its recently announced letter of intent to invest in a joint venture to produce televised poker tournaments. Therefore, the Board and management believe that the change in its corporate name will better identify Lakes and its business going forward. A form of the proposed amendment is attached as Exhibit A to this Proxy Statement.

PROXIES AND VOTING -- PROPOSAL 2

     Assuming that a quorum is present for ratification of the appointment of independent auditors (which requires the presence in person or by proxy of at least a majority of the outstanding shares entitled to vote on such matter), the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present and entitled to vote is required to approve the proposed amendment to the articles of incorporation. A shareholder who abstains with respect to the proposed amendment is considered to be present and entitled to vote on such amendment at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the proposed amendment, shall not be considered present and entitled to vote on this matter.

     All shares represented by proxies will be voted FOR the proposal to amend the articles of incorporation to change Lakes' corporate name to "Lakes Entertainment, Inc."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

                                 OTHER MATTERS

     Neil I. Sell is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which renders legal services to Lakes from time to time.

INDEPENDENT AUDITORS

     The Board of Directors and management of Lakes are committed to the quality, integrity and transparency of the Company's financial reports. Independent auditors play an important part in the Company's system of financial control. Arthur Andersen LLP has performed this function for the Company or Grand Casinos, Inc., as its predecessor, since May 1995. The Board of Directors and management of Lakes have been consistently satisfied with the quality, integrity and professionalism of Arthur Andersen's audit team.

     Although not required to do so, Lakes has historically sought shareholder ratification of its appointment of an independent auditor at its annual shareholders' meeting. However, due to the uncertainty surrounding Arthur Andersen as a result of recent events, Lakes has not yet completed the process of selecting an independent auditor for the 2002 fiscal year. As a result, the Board is not seeking shareholder ratification for its independent auditor selection at the Annual Meeting of Shareholders. The Board of Directors (including the Audit Committee) will continue to monitor Arthur Andersen's response to the challenges facing it and will, in its discretion, direct the appointment of independent auditors who it feels would best serve the interests of Lakes and its shareholders.

     The Board currently believes that representatives of Lakes' independent auditors will be present at the Annual Meeting of Shareholders to answer your questions and to make a statement if they desire to do so.

FEES BILLED TO COMPANY BY ARTHUR ANDERSEN LLP DURING FISCAL 2001.

     Audit Fees:

     Audit fees billed to the Company by Arthur Andersen LLP during the Company's 2001 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $76,560.

     Financial Information Systems Design and Implementation Fees:

     The Company did not engage Arthur Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 30, 2001.

     All Other Fees:

     Fees billed to the Company by Arthur Andersen LLP during the Company's 2001 fiscal year for all other non-audit services rendered to the Company, including tax related services, totaled $286,265.

     The audit committee of the Board of Directors has reviewed the fees billed by Arthur Andersen LLP during fiscal year 2001 and, after consideration, has determined that the receipt of these fees by Arthur Andersen LLP is compatible with Arthur Andersen LLP's maintaining its independence.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held six (6) meetings during the fiscal year ended December 30, 2001, and took action by written action in lieu of a meeting two
(2) times during the fiscal year ended December 30, 2001. The Company has an audit committee and a compensation committee, but does not have a nominating committee of the Board of Directors.

     The Company's audit committee consists of Messrs. Ronald J. Kramer, Neil I. Sell and Morris Goldfarb. Mr. Goldfarb was appointed to the audit committee on April 12, 2001 in order to fill the vacancy created when Mr. Joel L. Waller (a former director of Lakes) resigned from the Board of Directors. The audit committee held two (2) meetings during the fiscal year ended December 30, 2001. The functions of the audit committee are described under "Report of the Audit Committee" below.

     The Company's Compensation Committee consists of Messrs. Goldfarb and Kramer. Mr. Kramer was appointed to the Compensation Committee on April 12, 2001 in order to fill the vacancy created when Mr. Waller resigned from the Board of Directors. The Compensation Committee held one (1) meeting during the fiscal year ended December 30, 2001. The Compensation Committee reviews the Company's remuneration policies and practices, makes recommendations to the Board in connection with all compensation matters affecting the Company and administers the 1998 Stock Option and Compensation Plan and the Assumed Stock Option Plan.

     None of the Company's directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board during fiscal 2001, and (ii) the total number of meetings held by all committees of the Board on which he served, except for Mr. Goldfarb, who attended two-thirds (2/3s) of such meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to April 12, 2001, the 2001 Compensation Committee was comprised of Messrs. Morris Goldfarb and Joel N. Waller. During that time, Messrs. Goldfarb and Waller were each directors of Wilsons The Leather Experts, and Mr. Waller was an executive officer of Wilsons The Leather Experts. Mr. Goldfarb is also director and executive officer of G-III Apparel Group Ltd. Lyle Berman, a director and executive officer of the Company is also a director of Wilsons The Leather Experts and G-III Apparel Group Ltd.

     On April 12, 2001, Ronald J. Kramer was appointed to the Compensation Committee in order to fill the vacancy created when Mr. Waller resigned from the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

     The Company has established a three-member audit committee within the Board of Directors that currently consists of Messrs. Ronald J. Kramer, Neil I. Sell and Morris Goldfarb. The primary functions of the audit committee are (i) to serve an as independent and objective party to monitor the Company's financial reporting process and internal control system, (ii) to review and appraise the audit efforts of the Company's independent accountants and internal audit department, and (iii) to provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

     The Board of Directors has determined that each of the three audit committee members is an "independent director", as such term is defined by
Section 4200(a)(13) of the National Association of Securities Dealers' listing standards. The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. The Board of Directors has reviewed, assessed the adequacy of, and approved a written audit committee charter.

     The audit committee has reviewed the Company's audited financial statements for the last fiscal year and discussed them with management.

     The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     The audit committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.
MORRIS GOLDFARB
RONALD J. KRAMER
NEIL I. SELL

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally will be made by the Compensation Committee. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the compensation policies for the Company and its subsidiaries.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation will be set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

     There are three elements in the Company's executive compensation program, all determined by individual and corporate performance.

     - Base salary compensation

     - Annual incentive compensation

     - Stock options

     Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

     Annual incentive compensation for executives of the Company is based primarily on corporate earnings and growth as measured by the Company's EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) results and goals and the Company's positioning for future results, but also includes an overall assessment by the Compensation Committee of executive management's performance, as well as market conditions.

     The annualized base salary during fiscal 2001 for Lyle Berman, the Company's Chief Executive Officer and Chairman of the Board, was $400,000. The amount of Mr. Berman's compensation resulted from the Committee's assessment of the Company's performance and business development during fiscal 2001. The Committee believes that Mr. Berman's salary is competitive with executives in other industry-related companies of similar size. The Committee considered criteria similar to that considered for Mr. Berman when determining the annualized base salaries for the other Named Executive Officers.

     Mr. Berman received an incentive compensation award of $200,000 in fiscal 2001, which amount was based primarily on the Company's ability to meet its EBITDA performance goals. The other named executive officers also received incentive compensation, again based primarily on the Company's ability to meet its EBITDA performance goals.

     Awards of stock options under the 1998 Stock Option and Compensation Plan (the "1998 Plan") are designed to integrate compensation of the Company's executives with the long-term interests of the Company and its shareholders and assist in the retention of executives. The 1998 Plan also permits the Committee to grant stock options to key personnel. Options become exercisable based upon criteria established by the Company. During fiscal 2001, the Compensation Committee did not grant options to the executive officers. The Committee granted 97,000 options pursuant to the 1998 Plan to new employees hired by the Company during fiscal 2001.

     While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Compensation Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

     The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"). The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

MORRIS GOLDFARB
RONALD J. KRAMER

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NEW HORIZON KIDS QUEST, INC.

     New Horizon Kids Quest owns and operates Kids Quest(SM) child care entertainment centers and operated such child care centers in casinos previously managed by Lakes. Lakes beneficially owned approximately 27% of New Horizon Kids Quest common stock until June 2001, when Lakes divested its interest in that company. Lyle Berman, Chairman of the Board and a principal shareholder of Lakes, is a director of New Horizon Kids Quest. The agreements under which New Horizon Kids Quest operated child care centers typically provided for a minimum guaranteed management fee to be paid to New Horizon Kids Quest by each property previously managed by Lakes, which varied by location, as well as a child care rate subsidy from each previously-managed property against New Horizon Kids Quest's operating losses at those respective locations.

     Pursuant to an indemnification agreement entered into as of December, 1998, by and between Lakes and Mr. Berman, Lakes agreed to indemnify Mr. Berman for any damages incurred by Mr. Berman arising out of his acts and omissions as a director of New Horizon Kids Quest.

PARK PLACE ENTERTAINMENT CORPORATION

     Lyle Berman entered into an employment agreement with Park Place as of January 1, 1999 (the "Park Place Employment Agreement") pursuant to which he serves as a part-time employee of Park Place for an initial term of 4 years, unless earlier terminated by Park Place. As a part-time employee of Park Place, Mr. Berman received compensation during 2001 of $10,000 and will receive compensation in 2002 of an amount not less than Ten Thousand Dollars ($10,000.00). In connection with his execution of the Park Place Employment Agreement, Mr. Berman received stock options to purchase an aggregate of four hundred thousand (400,000) shares of Park Place common stock at a per share exercise price of Six Dollars and Sixty-Seven cents ($6.67), said options to vest at the rate of One Hundred Thousand (100,000) shares per year on the anniversary date of the Park Place Employment Agreement. The Park Place Employment Agreement also contains a noncompetition covenant under which Mr. Berman is prohibited, subject to certain exceptions, from participating in the ownership, management or control of any business that is engaged in a gaming enterprise that competes or would compete with Park Place. Additionally, Mr. Berman must present any gaming opportunities and projects to Park Place in the first instance. If Park Place determines not to pursue any venture or opportunity presented by Mr. Berman, only then may that opportunity be presented to and pursued by Lakes. The following exceptions are not subject to Mr. Berman's noncompetition agreement: (i) the management of Indian owned casinos and related amenities; (ii) the development of the Polo Plaza project in Las Vegas, NV; and (iii) Internet, cable television or other electronic media-based gaming enterprises. The terms of Mr. Berman's employment with Park Place may substantially limit the number and scope of opportunities that Lakes will be able to consider and pursue.

                 SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the

NASDAQ National Market. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Morris Goldfarb reported a June 2001 sale of shares on a Form 5 dated as of December 30, 2001. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5(s) were required, the Company believes that during the fiscal year ended December 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, except as stated above.

                           PROPOSALS OF SHAREHOLDERS

     Shareholder proposals sought to be included in the Proxy Statement for the 2003 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or before January 3, 2003.

                     DISCRETIONARY PROXY VOTING AUTHORITY/
                         UNTIMELY STOCKHOLDER PROPOSALS

     Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in the Company's proxy statement. The Rule provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

     With respect to the Company's 2003 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by March 19, 2002, the management proxies will be allowed to use their discretionary authority as outlined above.

SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.
                                          By Order of the Board of Directors

                                          LAKES GAMING, INC.

                                          /s/ Timothy J. Cope
                                          Timothy J. Cope,
                                          Executive Vice President, Chief
                                          Financial Officer
                                          and Secretary

                                                                       EXHIBIT A

                             ARTICLES OF AMENDMENT
                                       OF
                               LAKES GAMING, INC.

     The undersigned, Secretary of Lakes Gaming, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following Articles of Amendment have been duly adopted by the Board of Directors, pursuant to the provisions of the Minnesota Business Corporation Act.

     1. The name of the Corporation is Lakes Gaming, Inc.

     2. Article 1 of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:

                                   ARTICLE 1

                                      NAME

            THE NAME OF THE CORPORATION IS LAKES ENTERTAINMENT, INC.

     3. This amendment has been adopted pursuant to Chapter 302A of the Minnesota Statutes, also called the Minnesota Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this      day
of June, 2002.

                                          --------------------------------------
                                          Timothy J. Cope
                                          Chief Financial Officer, Executive
                                          Vice President
                                          and Secretary

                                                         [LAKES GAMING LOGO]

                                                            ANNUAL MEETING

                                                     Doubletree Park Place Hotel
                                                      1500 Park Place Boulevard
                                                        Minneapolis, Minnesota
                                                              JUNE 5, 2002
                                                               3:00 P.M.

LAKES GAMING, INC.
FOR ANNUAL MEETING OF SHAREHOLDERS -- JUNE 5, 2002                         PROXY
--------------------------------------------------------------------------------


         The undersigned, a shareholder of Lakes Gaming, Inc., hereby appoints Lyle Berman and Timothy J. Cope, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Lakes Gaming, Inc. to be held at the Doubletree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota on June 5, 2002 at 3:00 p.m., and at any and all adjournments thereof, as specified below on the matters referred to and in their discretion upon any other matters brought before the meeting, with all the powers which the undersigned would possess if personally present.

         The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement relating to the Annual Meeting of Shareholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR approval of the amendment to the articles of incorporation.

                      See reverse for voting instructions.

                             - Please detach here -
--------------------------------------------------------------------------------

 THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR ALL NOMINEES, AND
          FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

1.  Election of directors:      01 LYLE BERMAN    02 MORRIS GOLDFARB  03 RONALD KRAMER
                                04 NEIL I. SELL   05 TIMOTHY J. COPE


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE BOX PROVIDED TO THE RIGHT.)

2. To amend the articles of incorporation to change the corporate name of the company from "Lakes Gaming, Inc." to "Lakes Entertainment, Inc."

3. Upon such other business as may properly come before the meeting or any adjournments thereof.


[ ] FOR all nominees (except as marked         [ ] WITHHOLD all vote for
    to the contrary below)                         nominees listed


    [ ] For                        [ ] Against                       [ ] Abstain

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.


Address Change? Mark Box Indicate changes below:  [ ]    Dated:
                              , 2002                           -----------------
------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Signature(s) in Box

(Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)